Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2012 RESULTS

Mountain Grove, Missouri (November 14, 2011) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced operating results  for the first quarter of its fiscal year ending June 30, 2012.

For the quarter ended September 30, 2011, the Company had a net loss of $289,000, or ($0.19) per share – diluted, compared to a net loss of $66,000, or $(0.04) per share – diluted for the comparable period in 2010.  The $223,000 increase in the net loss for the quarter ended September 30, 2011 when compared to the prior year is attributable to a decrease in net interest income of $115,000 and an increase of $143,000 in non-interest expense, which were partially offset by a $8,000 decrease in the provision for loan losses, a $22,000 increase in non-interest income and a decrease of $6,000 in income tax expense.

Net interest income decreased by $115,000 to $1.4 million during the quarter ended September 30, 2011 compared to $1.5 million for the comparable quarter in the prior year. The decrease was the result of a decrease of $368,000, or 16.7%, in interest income from $2.2 million in the quarter ended September 30, 2010 to $1.8 million in the quarter ended September 30, 2011. This was partially offset by a decrease of $253,000, or 38.5%, in interest expense from $657,000 in the 2010 quarter to $404,000 in the 2011 quarter. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 4.33% in the 2010 quarter to 3.86% in the 2011 quarter, and by a decrease in the average balance of interest-earning assets of $3.0 million from $191.7 million in 2010 to $188.7 million in 2011. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.24% in the 2010 quarter to 0.97% in the 2011 quarter, and by a decrease of $7.3 million in the average balance of interest-bearing liabilities from $173.0 million in the 2010 quarter to $165.7 million, in the 2011 quarter. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved over the past three years.

There was a provision for loan losses of $56,000 during the quarter ended September 30, 2011 compared to a provision for loan losses of $63,000 during the quarter ended September 30, 2010. In the quarter ended September 30, 2011, a review of several credits resulted in additional reserves of $56,000.

Non-interest income increased by $22,000 from $286,000 during the three months ended September 30, 2010 to $308,000 during the three months ended September 30, 2011. This increase was primarily the result of a profit of $114,000 on the sale of securities. Additionally, there were increases of $666 and $8,000 in gain on the sale of loans and income on Bank Owned Life Insurance, respectively. These items were partially offset by a decrease of $58,000 in service charges and other fee income, an increase in the net loss on the sale of property and equipment and real estate owned and a decrease of $18,000 in other non-interest income. The decrease in service charges and other fee income is occurring throughout the financial services industry due to recently enacted legislation and restrictions on fees charged by financial institutions.

Non-interest expense increased by $143,000 to $2.0 million during the quarter ended September 30, 2011 compared to $1.8 million the same quarter one year earlier. There were increases of $67,000, $89,000 and $18,000 in compensation and benefits, professional fees and deposit insurance premiums, respectively. These increases were partially offset by decreases of $8,000 in occupancy and equipment expense and $23,000 in other non-interest expense. The increase in compensation and benefits was the result of additional funding to the frozen defined benefit plan and, in part, to a change in senior management. The increase in professional fees was due to costs related to foreclosures and consulting costs associated with the quarterly loan review.

Total consolidated assets at September 30, 2011 were $204.1 million, compared to $209.3 million at June 30, 2011, representing a decrease of $5.3 million, or 2.5%.  Stockholders’ equity at September 30, 2011 was $17.7 million, or 8.7% of assets, compared with $18.1 million, or 8.6% of assets, at

June 30, 2011.  Book value per common share decreased to $11.44 at September 30, 2011 from $11.65 at June 30, 2011. The decrease in stockholders’ equity was primarily attributable to the net loss of $289,000 for the three month period ended September 30, 2011. There was also a decrease of $36,000, net of taxes, during the three months ended September 30, 2011 in the market value of available-for-sale securities.

Net loans receivable decreased $1.6 million, or 1.7%, to $94.2 million at September 30, 2011 from $95.8 million at June 30, 2011. The decrease in net loans receivable was due to a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. In addition, $318,000 in loans were charged off during the three month period and $242,000 of loans was transferred to real estate owned or repossessed assets during the period. Customer deposits decreased $4.0 million, or 2.2%, to $176.7 million at September 30, 2011 from $180.7 million at June 30, 2011. Retail repurchase agreements decreased by $1.2 million, or 18.7%, to $5.2 million at September 30, 2011 from $6.4 million at June 30, 2011.

Non-performing assets decreased $1.1 million to $9.4 million at September 30, 2011 from $10.5 million at June 30, 2011. There were decreases of $342,000 in non-accrual loans, $227,000 in impaired loans not past due and $537,000 in real estate owned and other repossessed assets. Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $1.7 million at September 30, 2011 was adequate to absorb known and inherent risks in the loan portfolio at that date. At September 30, 2011 the allowance for loan losses was 34.5% of non-performing loans, including impaired loans not past due, as compared to 35.7% at June 30, 2011.

As discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on September 27, 2011, and updated in a Form 8-K filed with the SEC on November 8, 2011, the Company is operating under a Cease and Desist Order entered into with its former primary federal regulator, the Office of Thrift Supervision (the “OTS”), that is being enforced by the Board of Governors of the Federal Reserve System, its current primary federal regulator. The Cease and Desist Order with the OTS that the Bank had been operating under was terminated effective October 25, 2011.  On November 3, 2011, the Bank entered into, and  is now operating under, an informal agreement  with the Division of Finance of the State of Missouri and the Federal Deposit Insurance Corporation, the current regulators for the Bank. In management’s opinion, all items required by the Company under the Order, and by the Bank under the agreement, through the three month period ended September 30, 2011 have been completed and/or complied with.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Orders to Cease and Desist, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes;

changes in consumer spending and savings habits, the results of litigation; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s reports filed with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  R. Bradley Weaver, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter
	Ended September 30,
	2011	2010
Operating Data:

Total interest income	$1,836	$2,204
Total interest expense	404	657
Net interest income	1,432	1,547
Provision for loan losses	56	63
Net interest income after
provision for loan losses	1,376	1,484
Non-interest income	308	286
Non-interest expense	1,973	1,830
Income (loss) before income tax	(289)	(60)
Income tax expense (benefit)	-	6
Net income (loss)	$(289)	$(66)
Net income (loss) per share-basic	$(0.19)	$(0.04)
Net income (loss) per share-diluted	$(0.19)	$(0.04)

	At	At
	September 30,	June 30,
Financial Condition Data:	2011	2011

Total assets	$204,052	$209,344
Loans receivable, net	94,163	95,817
Non-performing assets	9,368	10,474
Cash and cash equivalents	25,389	24,799
Investment securities	68,856	75,166
Deposits	176,707	180,661
Borrowed funds	8,216	9,417
Stockholders' equity	17,740	18,065
Book value per share	$11.44	$11.65